Exhibit 99.1

WORCESTER, Mass., November 3, 2010 –

The Hanover Insurance Group Reports

Third Quarter Results

Third Quarter 2010 Financial Highlights

•	Net income of $52.3 million, or $1.15 per share

•	Segment income after tax(1) of $44.7 million, or $0.98 per share

•	Combined ratio of 97.0%; ex-catastrophe combined ratio(2) of 93.7%

•	Net premiums written of $803.7 million, 17% higher than the prior-year quarter

•	Book value per share of $55.25 at September 30, 2010, up 15% from September 30, 2009, and up 11% from year end 2009

Financial Highlights

$ in millions, except per share amounts	Quarter ended September 30
	2010	2009
Total Segment Income after taxes(1)	$44.7	$45.3
Net realized investment gains	5.7	—
Retirement of debt	—	0.2
Income tax benefit on non-segment income (3)	1.0	3.1

Income from Continuing Operations	51.4	48.6
Discontinued Operations	0.9	1.1

Net Income	$52.3	$49.7

Net Income per share (Diluted)	$1.15	$0.97

Total segment income after taxes, per share(1)	$0.98	$0.89

(1)	Segment income (pre-tax), segment income after-tax and segment income after-tax per share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, income from continuing operations, is provided on page 11 of this press release. See “Non-GAAP financial measures”, starting on page 9 of this press release.
(2)	Ex-catastrophe combined ratio is a non-GAAP measure. The closest GAAP measure is the combined ratio. See “Non-GAAP financial measures”, starting on page 9 of this press release.
(3)	Income tax benefit on non-segment income reflects benefits from the release of tax valuation allowances related to capital loss carryforwards of $3.0 million and $3.4 million during the quarters ended September 30, 2010 and September 30, 2009, respectively.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the third quarter of 2010 of $52.3 million, or $1.15 per share, compared to $49.7 million, or $0.97 per share, in the third quarter of the prior year. The third quarter of 2010 included $5.7 million, or $0.12 per share, of net realized investment gains.

Total Property and Casualty segment income before interest expense and taxes(1) was $79.2 million in the third quarter of 2010, compared to $73.6 million in the third quarter of last year.

“Our strong results this quarter demonstrate the effectiveness of our strategy,” said Frederick H. Eppinger, chief executive officer at The Hanover. “Today, our differentiated approach to the market enables us to gain important traction despite continuing industry and economic pressures.

“Our distinctive partner strategy and our investments in industry focused niches and specialty lines, geared toward Main Street business, have allowed us to gain shelf space with winning agents without engaging in aggressive pricing behavior. Our core business is improving, as evidenced by the improvement in our ex-catastrophe accident year combined ratios, both in this quarter and through the first nine months. For the second successive quarter, we recorded an ex-catastrophe accident year loss ratio of 51.5 percent, the lowest in almost four years. This positive trend, combined with the successful implementation of the OneBeacon renewal rights transaction, which helped drive our 17% growth in the quarter, provides further evidence that our plan is succeeding.

“Book value per share grew 15 percent since the end of last year’s third quarter and 11 percent from year end 2009. With visibility to our strong competitive position and the continued strength of our balance sheet, our board expanded the existing stock repurchase authorization by an additional $100 million, once again demonstrating its confidence in our ability to create long-term value for our shareholders,” Eppinger concluded.

The following table details segment income:

$ in millions, except per share amounts	Quarter ended September 30		Year-to-date September 30
	2010	2009	2010	2009
Personal Lines	$43.0	$27.4	$74.0	$56.1
Commercial Lines	35.1	38.7	74.8	137.2
Other Property and Casualty	1.1	7.5	2.7	6.5

Total Property & Casualty(1)	79.2	73.6	151.5	199.8
Interest expense on debt	(11.8)	(6.3)	(32.8)	(27.2)

Total pre-tax segment income(1)	67.4	67.3	118.7	172.6
Federal income tax expense	(22.7)	(22.0)	(40.2)	(56.9)

Total segment income after taxes(1)	$44.7	$45.3	$78.5	$115.7

Per share(1)	$0.98	$0.89	$1.69	$2.25

(1)	Total Property & Casualty, Total pre-tax segment income and Total segment income after taxes (and per share) are non-GAAP measures. See reconciliations to income from continuing operations, the closest GAAP measure, provided on page 11 of this press release.

The following table summarizes the components of the GAAP combined ratio:

	Quarter ended September 30		Year-to-date September 30
	2010	2009	2010	2009
Personal Lines losses (excluding catastrophes)	52.8%	56.1%	53.6%	56.8%
Personal Lines catastrophe-related losses	4.3%	4.2%	8.2%	5.9%
Total Personal Lines losses	57.1%	60.3%	61.8%	62.7%
Commercial Lines losses (excluding catastrophes)	44.3%	43.3%	44.1%	41.8%
Commercial Lines catastrophe-related losses	2.3%	3.4%	5.3%	3.5%
Total Commercial Lines losses	46.6%	46.7%	49.4%	45.3%
Total P&C (excluding catastrophes)	48.6%	49.1%	49.1%	49.9%
Total P&C catastrophe-related losses	3.3%	3.9%	6.9%	4.9%
Total P&C Losses	51.9%	53.0%	56.0%	54.8%
Loss adjustment expenses	10.5%	10.3%	10.2%	9.7%
Policy acquisition and other underwriting expenses(1)	34.6%	34.3%	34.7%	33.9%
Combined Ratio	97.0%	97.6%	100.9%	98.4%
Combined Ratio (excluding catastrophes)	93.7%	93.7%	94.0%	93.5%

(1)	Policy acquisition and other underwriting expenses are reduced by installment fee revenues for purposes of the ratio calculation.

Personal Lines

Personal Lines pre-tax segment income was $43.0 million in the third quarter of 2010, compared to $27.4 million in the third quarter of 2009. The Personal Lines GAAP combined ratio was 95.1% in the current quarter, compared to 100.2% in the prior-year quarter. Catastrophe-related losses were $15.9 million, or 4.3 points, in the third quarter of 2010, compared to $15.4 million, or 4.2 points, in the third quarter of 2009. Excluding the pre-tax net impact of catastrophes, Personal Lines pre-tax segment income would have been $58.9 million in the current quarter, compared to $42.8 million in the prior-year quarter.

The year-over-year increase in quarterly ex-catastrophe segment income was primarily the result of lower ex-catastrophe current accident year loss ratios in both the auto and homeowners lines. The company attributed this to positive rate actions and a continued business mix shift toward whole accounts, along with more benign non-catastrophe weather losses in its homeowners line, compared to the third quarter of 2009.

Favorable development of prior-year loss reserves was $8.1 million in the third quarter of 2010, compared to $11.2 million in the third quarter of 2009, improving the Personal Lines combined ratio by 2.2 points and 3.1 points, respectively.

Other underwriting expenses were lower in the current quarter when compared to the third quarter of 2009, mostly driven by lower technology investments, lower employee related expenses, as well as the non-recurring impact of a release of an accrual previously established for a contingent loss, which was resolved in the quarter.

Net premiums written were $388.4 million in the third quarter of 2010, compared to $396.7 million in the third quarter of 2009, a decline of 2.1%. A recent transaction, which is reducing the company’s exposure to homeowners risks in Louisiana, along with lower new business writings in Massachusetts and Michigan, drove this decline. This was partially offset in the quarter by higher rates in both the auto and homeowners lines and increased premium in the company’s growth states.

Commercial Lines

Commercial Lines pre-tax segment income was $35.1 million in the third quarter of 2010, compared to $38.7 million in the third quarter of 2009. The Commercial Lines GAAP combined ratio was 99.1% in the third quarter of 2010, compared to 97.8% in the third quarter of 2009. Catastrophe-related losses were $8.2 million, or 2.3 points, of the third quarter combined ratio in 2010, compared to $9.3 million, or 3.4 points, in the prior-year quarter. Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income would have been $43.3 million in the third quarter of 2010, compared to $48.0 million in the prior-year quarter.

Improved accident year loss ratios, along with increased earned premiums, resulted in higher year-over-year underlying earnings, which were offset by lower favorable development of prior-year loss reserves. Favorable development of prior-year loss reserves was $13.2 million in the third quarter of 2010, compared to $16.9 million in the third quarter of 2009, and improved the Commercial Lines combined ratio by 3.7 points and 6.2 points, respectively.

Net premiums written were $415.3 million in the third quarter of 2010, an increase of $123.2 million, or 42.2%, over $292.1 million in the third quarter of 2009. This increase reflected the continued benefit of the company’s renewal rights transaction, as well as growth in its specialty and niche businesses.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment income was $1.1 million in the third quarter of 2010, compared to $7.5 million in the prior-year quarter, driven by favorable reserve development of $10.5 million from the company’s run-off voluntary pools business in the third quarter of 2009, primarily as a result of favorable reserve adjustments following a third party actuarial study.

Investment Results

Net investment income from continuing operations decreased by $0.8 million, to $61.3 million in the third quarter of 2010, compared to $62.1 million in the same period of 2009. This decrease was primarily due to the utilization of fixed maturities to fund certain corporate actions, such as stock repurchases and a $100 million contribution to the company’s pension plan on January 4, 2010, partially offset by higher income from opportunistic investments in fixed maturities, and the investment of proceeds from the issuance of senior debt. The average pre-tax earned yield on fixed maturities was 5.5% for the third quarter of 2010 and 2009.

In the third quarter of 2010, the company recognized pre-tax net investment gains of $7.1 million, primarily from sales of fixed maturities, which were partially offset by impairment charges of $1.4 million on fixed maturities. In the third quarter of 2009, the company recognized pre-tax net realized gains of $6.1 million from sales of fixed maturities, which were offset by impairments of $6.1 million.

Realized gains/(losses) related to continuing operations:

$ in millions	Quarter ended September 30, 2010	Quarter ended September 30, 2009
Net gains on sales of securities	$7.1	$6.1
Impairments:
Investment grade fixed maturities	(0.2)	(1.7)
Below investment grade fixed maturities	(1.2)	(3.9)
Perpetual preferred securities	—	(0.5)

Total net realized gains	$5.7	$—

Investment Portfolio

The company held $5.5 billion in cash and investment assets at September 30, 2010, including cash and investment assets associated with the discontinued accident and health business.

Fixed maturities and cash represented 97% of the company’s investment portfolio. Approximately 93% of its fixed maturity portfolio was rated investment grade. Net unrealized investment gains on the company’s portfolio increased $227.4 million during the first nine months of 2010, from $106.4 million at December 31, 2009, to $333.8 million at September 30, 2010.

Book Value and Capital Management

The following exhibit provides a roll forward of book value for the quarter ended September 30, 2010:

	$ Amounts	$ per share	$ Amounts	$ per share
$ in millions, except per share	Quarter Ended September 30, 2010	Quarter Ended September 30, 2010	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2010
Beginning of Period Book Value	$2,351.6	$52.61	$2,358.6	$49.72
Net Income
Continuing Operations	51.4	1.12	95.8	2.06
Discontinued Operations	0.9	0.03	0.6	0.02
Change in AOCI, net of tax
Change in Pension and Postretirement Related Benefits	1.5	0.03	4.7	0.11
Change in Net Unrealized Investment Gains	75.5	1.68	169.7	3.78
Dividends to Shareholders	(11.6)	(0.25)	(35.9)	(0.75)
Common Stock Activity
Accelerated Stock Repurchase Program	—	—	(105.5)	—
Other Stock Repurchases	—	—	(25.1)	—
Other, net	9.5	—	15.9	—
Common Stock Net Activity, per share	—	0.03	—	0.31

End of Period Book Value	$2,478.8	$55.25	$2,478.8	$55.25

At September 30, 2010, book value per share was $55.25, a 5% increase from June 30, 2010.

The company’s Board of Directors increased the existing share repurchase authorization by an additional $100 million, bringing the total available share repurchase capacity to approximately $161 million.

Under the share repurchase program, the company may repurchase its common stock from time to time, in amounts, at prices, and at such times as the company deems appropriate, subject to market conditions and other considerations. The company’s repurchases may be executed using open market purchases, privately negotiated transactions, accelerated repurchase programs or other transactions. The program does not stipulate that the company purchase any specific number of shares or make purchases by a certain time and date. The company may also establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s third quarter results on Thursday, November 4, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany prepared remarks and has been posted on the company’s Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on the company’s Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s third quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and not guarantees of future performance, and actual results could differ materially. In particular, statements in this press release regarding the company gaining “important traction despite continuing industry and economic pressures,” improvements in “our core business”, and “the successful implementation of the OneBeacon renewal rights transaction,” and the repurchase by the company of shares of its common stock from shareholders, including the timing and the duration of prospective share purchases and the amount of capital that may be expended for such share repurchases, which may be subject to change in the future, and statements in the above referenced conference call regarding expectations for 2010 and beyond, including with respect to net written premium and policies in force growth, retention, new business growth, the ability to achieve rate increases, net investment income, the potential impact of capital actions and business investments, financial strength, accident year loss ratios, increasing earnings power and continually improving core earnings, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development from the company’s continuing and run-off operations, segment income, expenses and expense ratios, effective tax rates, weighted shares outstanding and returns on equity are forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements. Investors should consider the risks and uncertainties in the company’s business and under current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues such as “Chinese drywall” where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; and (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) and the impact of the federal government’s recent adoption of national healthcare legislation, adoption of the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Michigan Supreme Court’s recent decision to overturn the so-called Kreiner decision and significantly expand the circumstances under which claimants can sue for non-economic losses resulting from automobile accidents in Michigan.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainty in estimating weather-related losses, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope (such as the recent decision by the Michigan Supreme Court overturning the so-called Kreiner standard for suing for non-economic losses resulting from an automobile accident in Michigan), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the company’s Management Liability products and expansion into health care product coverages) and expansion in geographic areas, including its western expansion, the impact of the company’s recent acquisitions or the renewal rights transaction with OneBeacon Insurance Group, adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value), heightened competition (including increasing rate pressure, particularly in Commercial Lines), the continued deterioration of the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions (including in the state of Michigan where there are legislative efforts to require prior regulatory approval of insurance rates, require insurers to make “low cost” policies available and otherwise reduce rates and expand benefits), and in Massachusetts where the Attorney General has proposed regulations that would significantly affect the new “managed competition” regulatory regime, particularly for companies such as The Hanover, which distribute private passenger automotive insurance through independent agents, financial ratings actions, uncertainties in estimating indemnification liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including The Hanover’s former life companies, and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued voluntary pools, including the inherent uncertainty regarding the types of claims in such pools and the uncertainty whether the reserves would be sufficient. Comments referring to the net written premium growth, business mix, future profitability and premiums earned as a result of the OneBeacon Insurance Group renewal rights deal or the acquisition of Campania, Inc. are forward-looking statements.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of its operating performance, including total segment income, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. After-tax segment income EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income (loss) excluding both the after-tax impact of net realized investment gains (losses), and results from discontinued operations, divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 77-79.

Segment income (Property and Casualty segment income) is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Personal Lines, Commercial Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to pay claims from prior years. The company believes that a discussion of segment income excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for net income determined in accordance with GAAP. A reconciliation of income from continuing operations to segment income for the quarters ended September 30, 2010 and 2009 is set forth in the table at the end of this document and in the statistical supplement.

Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

The Hanover’s continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, as well as a block of run-off voluntary pools business, in which the company has not actively participated since 1995.

The following is a reconciliation from segment income to net income(1):

	Quarter ended September 30				Nine months ended September 30
$ in millions, except per share	2010		2009		2010		2009
	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)
Property and Casualty
Personal Lines	$43.0	$—	$27.4	$—	$74.0	$—	$56.1	$—
Commercial Lines	35.1	—	38.7	—	74.8	—	137.2	—
Other Property & Casualty	1.1	—	7.5	—	2.7	—	6.5	—

Total Property and Casualty	79.2	—	73.6	—	151.5	—	199.8	—
Interest expense on debt	(11.8)	—	(6.3)	—	(32.8)	—	(27.2)	—

Total segment income	67.4	1.48	67.3	1.32	118.7	2.56	172.6	3.36
Federal income tax expense on segment income	(22.7)	(0.50)	(22.0)	(0.43)	(40.2)	(0.87)	(56.9)	(1.11)

Total segment income after federal income taxes	44.7	0.98	45.3	0.89	78.5	1.69	115.7	2.25
Net realized investment gains (losses)	5.7	0.12	—	—	16.8	0.36	(9.7)	(0.19)
Gain on retirement of debt	—	—	0.2	—	—	—	34.5	0.67
Federal income tax benefit (expense) on non-segment income (3)	1.0	0.02	3.1	0.06	0.5	0.01	(8.6)	(0.16)

Income from continuing operations, net of taxes	51.4	1.12	48.6	0.95	95.8	2.06	131.9	2.57
Gain from operations of discontinued FAFLIC business, net of taxes	0.5	0.02	0.4	0.01	0.4	0.01	6.3	0.12
Gain (loss) from discontinued accident and health business, net of taxes	0.2	0.01	0.7	0.01	(0.9)	(0.02)	(2.4)	(0.05)
Gain on disposal of variable life and annuity business, net of taxes	0.1	—	—	—	1.0	0.03	4.1	0.08
Other discontinued operations	0.1	—	—	—	0.1	—	—	—

Net income(4)	$52.3	$1.15	$49.7	$0.97	$96.4	$2.08	$139.9	$2.72

(1)	In accordance with generally accepted accounting principles. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.
(2)	Per share data is per diluted share of common stock.
(3)	The quarters ended September 30, 2010 and 2009 include tax benefits which resulted from the release of tax valuation allowances of $3.0 million and $3.4 million, respectively, related to capital loss carryforwards. The nine months ended September 30, 2010 include a tax benefit from decreases in the tax valuation allowance of $6.3 million, partially offset by a tax expense related to net realized investment gains during the period. The nine months ended September 30, 2009 reflect a tax expense of $12.0 million related to the gain from the retirement of debt, partially offset by a tax benefit of $3.4 million related to realized investment losses during the period.
(4)	Basic income per share was $1.16 and $0.98 for the quarters ended September 30, 2010 and 2009, respectively, and $2.11 and $2.75 for the nine months ended September 30, 2010 and 2009, respectively.